Exhibit 10.15


              SHAREHOLDERS' AGREEMENT - COMPANY SPAXEN ITALIA SRL

                                     BETWEEN

The National Institute of Infectious Diseases "Lazzaro Spallanzani", from now named INMI, represented by the legal representative Dr Raffaele Perrone Donnorso, born in Naples on 03/13/1939 and having his address for the institutional functions in the National Institute of Infectious Diseases "Lazzaro Spallanzani", situated in Via Portuense n.292 - 00149 ROME, Fiscal Code and Vat number 050800991002

                                       AND

The Xenomics Inc. represented by the legal representative Dr. L. David Tomei, born in Williamsporto (USA) on 04/27/1945 and having his address in Piazzale Clementi, 5 - 00030 Genazzano - ROME, Fiscal Code TMO LDV 45D27 Z404D

                                     WHEREAS

1) the partnership shares in the company SpaXen Italia srl are held as follows:
-    INMI 50%; INMI will contribute euro 100.000,00 in cash to SpaXen
     Italia srl;
- Xenomics Inc. 50%; Xenomics Inc. will contribute all right, in a certain technology and related patent application (collectively, the "Contributed IP") that applies Xenomics Inc. proprietary Transrenal Nucleic Acid technology ("Xenomics IP") to the field of infectious diseases, as it will be further provided in a certain Collaborative Research and License Agreement to be entered into by the shareholders and SpaXen Italia srl as soon as reasonably possible upon formation of SpaXen Italia srl.

     INMI and Xenomics Inc. agree that the Contributed IP has a value equal to INMI's cash contribution and INMI provide the cost related to the guarantee required by the art. 2484 of Civil Code concerning the Xenomics Inc. contribute.

2) it is the intention of all the shareholders that any profits made be reinvested into research activity in order to develop additional intellectual property and patents pertaining to the application of transrenal DNA technology to pathologies caused by or associated with infection agents and to develop of additional patents (collectively, the "Newly Developed IP");

3) it is the intention of all the shareholders that any losses suffered following devaluations of the capitalized research costs, insofar as deemed no longer suitable for the obtainment of patents within the time-span of the company's duration, must not be covered by means of further contributions of cash or other assets and consequently, in the event of losses of such entity that they would impinge on the capital stock by reducing it to an extent exceeding the minimum limits established by law, they shall resolve without delay to put the company into liquidation; it is the further intention of all shareholders, that the Contributed IP shall revert back to Xenomics Inc. upon liquidation of SpaXen Italia srl;

4) it is the intention of all the shareholders that, taking into account the validity of the research costs borne together with the need for further contributions of capital, any further capital stock increases be resolved upon with the exclusive commitment to provide contributions in cash;

5) it is the intention of the shareholders that any surpluses found to exist following liquidation proceedings be deemed the exclusive property of INMI, provided, however, that the Contributed IP shall revert back to Xenomics Inc. upon liquidation of SpaXen Italia srl;

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6)   it is the intention of the  shareholders  that the Newly Developed IP shall be the property of INMI, that all patents pertaining to the Newly Developed IP shall be in the name of INMI, that SpaXen Italia srl will obtain a license to utilize the Newly Developed IP, and that Xenomics Inc. will obtain the exclusive, worldwide right to commercialise the Newly Developed IP, all as further to be provided in the Collaborative Research and License Agreement as soon as possible upon formation of SpaXen Italia srl;

7) In order to accomplish its mission SpaXen Italia Srl requires personnel on the staff of INMI, laboratory spaces and scientific equipments necessary to carry out the research project.

                 IT IS HEREBY AGREED AND STIPULATED AS FOLLOWS:

A) The shareholders INMI and Xenomics Inc. note in any case that for any distribution of profits to be effected it is necessary for a resolution to be passed with 100% of the shareholders' votes, and that consequently, in practice, each shareholder has a de facto right of veto.

B) The same commitment noted in point "A" above is made with reference to losses suffered following the devaluation of capitalized research costs, the valuation of which shall be effected in the balance sheet in the manner required by the rules of accountancy, meaning that no resolution must be passed in consequence of proposals on the agenda of extraordinary general meetings of shareholders regarding the coverage of possible losses. In this case too, the articles of association will have established that resolutions of this type must be passed with a majority equal to 100%. It follows that should SpaXen Italia Srl suffer losses due to devaluations of research costs such as to affect the capital stock to such an extent as to entail the consequence of dissolution and liquidation as per article 2484 No. 4) of the Civil Code, the shareholders undertake in any case to resolve to put the company into voluntary liquidation.

C) Any surplus left over following the winding-up of SpaXen Srl shall be made over exclusively to INMI provided, however, that the Contributed IP shall revert back to Xenomics Inc. Accordingly, the shareholder Xenomics Inc. pledges here and now that in that event it will make a donation to INMI in an amount corresponding to whatever liquidation surplus it may be entitled to (however, excluding the Contributed IP).

D) In the event that the evaluation of research expenses should instead show the need for further capital because the research in question has proved valid and deserves to be continued and/or because there has arisen a shared desire to accelerate the time-schedule needed to obtain the patent, the shareholders may pass unanimous resolutions for capital stock increases, even in the form of instalments, for amounts agreed upon following the approval of a final costs estimate for these research expenses for the purpose of obtaining the relative patent. It is mutually agreed that any resolution whatsoever to increase the capital stock can be passed only if unanimous and exclusively providing for contributions in cash, and that any resolution for this purpose must maintain unchanged the reciprocal percentage shares of capital stock held by the shareholders at the date of incorporation of SpaXen Italia srl.

E) The right of ownership of the Newly Developed IP obtained from the research activities of SpaXen Italia Srl shall be the property of INMI whilst SpaXen Italia srl shall retain the user's license for utilisation of the patent. Any intellectual property that may be derived from SpaXen's research for the application of transrenal DNA technology in fields other than to pathologies caused by or associated with infection agents ("Derivative IP"), shall be the sole property of SpaXen Italia srl and any patent for such Derivative IP shall be in SpaXens' name. It is also agreed that the shareholder Xenomics Inc. shall hold the exclusive worldwide right to market the products based upon the Newly Developed and Derivative IP. To this end, Xenomics Inc. here and now undertakes to grant SpaXen srl royalties in the maximum amount of 10% of the net proceeds relative to the products marketed using Newly Developed IP. The user's license held by SpaXen Italia srl for Newly Developed IP shall expire once SpaXen Italia srl is closed down. Once the


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     user's  license has lapsed,  the  royalties  from the marketing of products shall become payable directly to INMI. The exclusive right for the commercialization of the products shall have a duration of 5 years. At the end of the five-year period it must be deemed to have expired, but can be renewed for a further period of five years; provided that if a patent incorporating the Newly Developed IP has been issued at that time, INMI and SpaXen Italia srl must agree to revnew such commercialisation rights for the duration of such patent. The attribution of commercialisation rights to Xenomics Inc. is understood to be in return for the attribution of the Newly Developed IP to INMI. Consequently, the attribution of these two rights shall be the object of a gratuitous legal transaction, any fiscal consequence of which shall be to Spaxen's charge. The shareholders and SpaXen Italia srl agree to enter into a Collaborative Research and Licensing Agreement as soon as reasonably possible after the formation of SpaXen Italia srl to provide in more detail for the respective rights of obligations of the parties mentioned in this paragraph E.


F) The agreement indicated in point "E" must be set out in a trilateral synallagmatic contract between Spaxen Italia srl, the company Xenomics Inc and INMI, and must take into account any fiscal problems pertaining to the transfer price.


G) INMI undertakes, within the limits of its available resources, and taking into consideration in any case the need to assure its own current levels of research, to make available to SpaXen Italia Srl personnel and laboratory spaces equipped with the scientific equipments necessary to carry out the research project. This undertaking shall be subject to annual review.

All disputes arising out of the interpretation, performance and/or termination of the above contract shall be submitted for settlement to a Committee of three arbitrators, of which two shall be appointed by the parties, one each, and the third by the two thus appointed by mutual agreement or otherwise by the presiding judge of the Court of Rome, who shall also appoint the arbitrator to be appointed by the party to whom the invitation is addressed should it fail to do so within the time limits. The arbitrators shall decide according to the law following the procedural rules established in articles 806 et seq. of the Civil Procedure Code and may decide also with regard to the right of withdrawal of the dissenting party.
Read and signed in four original copies.

Rome, April  7th  2004



National Institute of Infectious Diseases                Xenomics Inc.
         "Lazzaro Spallanzani"

Prof. Raffaele Perrone Donnorso                          Dr. L. David Tomei